Exhibit 10.1
                                ---------------
                    SEPARATION AGREEMENT AND GENERAL RELEASE

     This Separation Agreement and General Release ("Separation Agreement") is entered into by and between Steven L. Opsal ("Mr. Opsal"), and First Federal Bank (the "Bank"), a federally-chartered stock savings bank, with its principal administrative office at 329 Pierce Street, Sioux City, Iowa 51102 and First Federal Bankshares, Inc., a Delaware stock corporation (the "Company"). In this Separation Agreement, the "Bank" shall at all times include any and all related entities, corporations, partnerships and subsidiaries (including the Company), as well as their respective current and former directors, officers, trustees, partners, employees, successors in interest, representatives and agents, both in their representative and individual capacities.

     WHEREAS, Mr. Opsal has decided to resign in order to devote more time to his family and to have the opportunity to pursue other opportunities, including exploring full or partial early retirement; and

     WHEREAS, the Bank and the Board are grateful for Mr. Opsal's many years of dedicated service and leadership and thank him for his contributions to the Bank's success; and

     WHEREAS, the Bank and Mr. Opsal executed an employment agreement dated October 4, 1999 (the "Employment Agreement") and notwithstanding the terms of the Employment Agreement, the Bank and the Company and Mr. Opsal mutually agree that Mr. Opsal's employment with the Bank and the Company will terminate on a date that is mutually agreed upon between Mr. Opsal and the Bank, but no later than the Company's 2006 Annual Meeting of Stockholders, expected to be held on October 26, 2006 (the "2006 Annual Meeting"). Mr. Opsal and the Bank and the Company further agree that his service as a director of the Bank and the Company will terminate effective at the 2006 Annual Meeting; and

     WHEREAS, the Bank and Mr. Opsal agree that the terms of this Separation Agreement shall supersede the Employment Agreement, such that all obligations of the Bank and Mr. Opsal under the Employment Agreement shall cease as of the date this Separation Agreement is executed by both the Bank and Mr. Opsal.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed by the parties as follows:

     1. Resignation. Mr. Opsal hereby resigns his position as Executive Vice President of the Bank effective on a date that is mutually agreed upon between Mr. Opsal and the Bank, but no later than the Company's 2006 Annual Meeting ("Termination of Employment"). Mr. Opsal also hereby resigns as a member of the Bank's Board of Directors, effective on the date of the 2006 Annual Meeting.

     2. Settlement Pay. Provided that Mr. Opsal has signed this Separation Agreement, on January 2, 2007, the Bank agrees to pay Mr. Opsal a one-time lump sum amount equal to Two Hundred Thousand Dollars ($200,000), less appropriate taxes and deductions ("Settlement Pay"). The Settlement Pay is being offered to Mr. Opsal solely in exchange for his promise to be bound by the terms of this Separation Agreement and is above and beyond what he would otherwise be entitled to receive under the Employment Agreement. In addition, the Settlement Pay is intended to be exempt from being treated as "deferred compensation" under Internal Revenue Code Section 409A under the "short term deferral rule" set forth in Proposed Treasury Regulations Section 1.409A-1(b)(4). Payment of the Settlement Pay shall be reported on IRS Form W-2 for calendar year 2007 as "supplemental wages."

     3. Employee Benefits.

     (a) Health Insurance.

     (i) COBRA. Mr. Opsal (and his spouse and dependents) shall be entitled to receive continued health insurance coverage under applicable state or federal "COBRA" laws for eighteen (18) months following his Termination of Employment, provided that Mr. Opsal (and/or his spouse or dependents) timely elects such continuation coverage and timely remits the applicable premiums.

     (ii) HIPAA. In accordance with the Health Insurance Portability and Accountability Act of 1996 (HIPAA), Mr. Opsal (and his spouse and dependents) shall receive a certificate of creditable coverage from the Bank's group health plan as of the date of his Termination of Employment, which, provided that Mr. Opsal (and/or his spouse and dependents) does not have a break in group health insurance coverage of more than 63 calendar days, may be used to reduce or eliminate any pre-existing condition exclusion which may be imposed by a group health plan maintained by Mr. Opsal's next employer. If Mr. Opsal (and/or his spouse and dependents) timely elects COBRA group health care continuation coverage, Mr. Opsal (and/or his spouse and dependents) will receive another certificate of creditable coverage with respect to their period of group health care coverage under the Bank's group health plan while on COBRA. Provided that Mr. Opsal (and/or his spouse and dependents) does not have a break in group health insurance coverage of more than 63 calendar days following the end of such COBRA coverage, such certificate of creditable coverage may be used to reduce or eliminate any pre-existing condition exclusion which may be imposed by a group health plan maintained by Mr. Opsal's next employer.

     (b) Stock Options. Stock options awarded to Mr. Opsal shall be exercisable in accordance with their terms following Mr. Opsal's Termination of Employment. Specifically, vested incentive stock options must be exercised within 90 days of Mr. Opsal's Termination of Employment.

     (c) Other Benefits. All other employee benefits shall cease as of Mr. Opsal's Termination of Employment, including, but not limited to, life insurance coverage, disability insurance coverage, retirement plan participation and other fringe benefits.

     4. Post-Termination Obligations

     (a) General. All payments under this Agreement shall be subject to Mr. Opsal's compliance with this Section 4.

     (b) Litigation Cooperation. Mr. Opsal shall, upon reasonable notice, furnish such information and assistance to the Bank or the Company as may reasonably be required by the Bank or the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Mr. Opsal shall not be required to provide information or assistance with respect to any litigation between Mr. Opsal and the Bank or the Company or any of its subsidiaries or affiliates.

     (c) Confidentiality. Mr. Opsal recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank and the Company and affiliates thereof. Accordingly, Mr. Opsal will not, for an eighteen
(18) month period following his Termination of Employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank and the Company and affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any regulatory agency with jurisdiction over the Bank or the Company or any affiliate). Notwithstanding the foregoing, Mr. Opsal may disclose any knowledge of general banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank or the Company, and Mr. Opsal may disclose any information regarding the Bank or the Company which is otherwise publicly available or that he is otherwise legally required to disclose. In the event of a breach or threatened breach by Mr. Opsal of the provisions of this
Section 4, the Bank and the Company will be entitled to an injunction restraining Mr. Opsal from disclosing, in whole or in part, his knowledge of the past, present, planned or considered business activities of the Bank or any of their affiliates, or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Mr. Opsal.

     (d) Non-Compete. Mr. Opsal agrees not to compete with the Bank and the Company and any affiliate for a period of eighteen (18) months following his Termination of Employment in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the date of his Termination of Employment, except as agreed to pursuant to a resolution duly adopted by the Board. Mr. Opsal agrees that during such period and within said cities, towns and counties, Mr. Opsal shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank or the Company. The parties hereto, recognizing that irreparable injury will result to the Bank and the Company, their business and property in the event of Mr. Opsal's breach of this
Section 4(d), agree that in the event of any such breach by Mr. Opsal, the Bank and the Company will be entitled, in addition to a pro-rata refund of the amount paid to Mr. Opsal under Section 2 and any other remedies and damages available, to an injunction to restrain the violation hereof by Mr. Opsal, his partners, agents, servants, employers, employees and all persons acting for or with him.

Mr. Opsal represents and admits that his experience and capabilities are such that he can obtain employment in a business engaged in other lines and/or of a different nature than the Bank and the Company, and that the enforcement of a remedy by way of injunction will not prevent Mr. Opsal from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Mr. Opsal.

     (e) Non-Solicitation. Mr. Opsal further agrees that he will not, in any manner whatsoever, for a period of eighteen (18) months following his Termination of Employment, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant, or in any other relationship or capacity, with any person, firm, corporation or other business entity, either directly or indirectly, solicit or induce or aid in the solicitation or inducement of any employees of the Bank or the Company to leave their employment with the Bank or the Company. Mr. Opsal further agrees that he will not, in any manner whatsoever, for a period of eighteen (18) months following the his Termination of Employment, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant or in any other relationship or capacity with any person, firm, corporation or other business entity, either directly or indirectly, solicit the business of any customers or clients of the Bank or the Company.

     (f) Non-Disparagement. Mr. Opsal and the Bank and the Company agree that they will engage in no conduct which is either intended to or could reasonably be expected to harm each other in the operation of their business. Both parties agree they will not take any action, legal or otherwise, which might embarrass, harass, or adversely affect each other or which might in any way work to the detriment of each other, whether directly or indirectly. In particular and by way of illustration not limitation, each party agrees that it will not directly or indirectly contact customers or any entity that has a business relationship with the other, in order to disparage the good morale or business reputation or business practices of Mr. Opsal or the Bank and the Company, or any of its current and former officers, directors, managers or employees.

     (g) Consulting Obligation. Mr. Opsal agrees to make himself available to the Bank and the Company as a consultant for up to ten (10) hours per month for a period of eighteen (18) months following his Termination of Employment, for no additional consideration. The Bank shall notify Mr. Opsal when the Bank requires his services as a consultant.

     (h) Return of Property. Immediately upon his Termination of Employment, Mr. Opsal shall return to the Bank and/or the Company all of the property which belongs to the Bank and/or the Company, including, but not limited to, the automobile that the Bank has made available for Mr. Opsal's use, computers, keys, cell phones, credit cards and other tangible property, as well as all original or copies of records, notes, reports, proposals, lists, correspondence, materials or other documents.

     5. Mutual Release.

     (a) Release of the Bank and the Company by Mr. Opsal; Agreement Not to Sue. In exchange for the Settlement Pay to which Mr. Opsal would not otherwise be entitled, Mr. Opsal, on behalf of himself, his heirs and assigns, irrevocably and unconditionally releases the Bank and the Company from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, rights of contribution and/or indemnification, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, actual or potential, jointly and individually, that he has had or now has, based on any and all aspects of Mr. Opsal's employment with the Bank or the Company or his separation from that employment, including, but not limited to, any and all claims for breach of express or implied contract or covenant of good faith and fair dealing (whether written or oral), all claims for retaliation or violation of public policy, breach of promise, detrimental reliance or tort (e.g., intentional infliction of emotional distress, defamation, assault, battery, false imprisonment, wrongful termination, interference with contractual or advantageous relationship, etc.), whether based on common law or otherwise; all claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on Mr. Opsal's behalf by others (including the Equal Employment Opportunity Commission); or any other federal, state or local laws or regulations relating to employment or benefits associated with employment. The foregoing list is meant to be illustrative rather than inclusive. Notwithstanding the above, it is understood that Mr. Opsal does not waive any rights he may have to vested benefits under any retirement or employee welfare plan that may be due him upon his Termination of Employment.

Mr. Opsal waives the rights and claims set forth above, and he also agrees not to institute, or have instituted, a lawsuit against the Bank or the Company based on any such claims or rights.

MR. OPSAL ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT HE MAY NOW HAVE AGAINST THE BANK OR THE COMPANY BUT THAT IT DOES NOT RELEASE ANY CLAIMS THAT MAY ARISE AFTER THE DATE OF HIS TERMINATION OF EMPLOYMENT.

     (b) Release of Mr. Opsal by the Bank and the Company. The Bank, its past, present or future parent, affiliated, related and/or subsidiary entities and their predecessors and successors and assigns, and the past, present, or future directors, shareholders, officers, employees, agents, attorney and representatives of such entities, do hereby forever release and discharge Mr. Opsal, his heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, and assigns from any and all claims, debts, demands, accounts, judgments, rights, causes of action, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys' fees and costs) (hereinafter collectively referred to as "claims"), whether in law or in equity and whether or not known, asserted, or suspected which the Bank has against Mr. Opsal from the beginning of time up to and including the date of his Termination of Employment.

     6. Indemnification. For a period of six (6) years following his Termination of Employment, the Bank shall provide Mr. Opsal (and his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at the Bank's expense, and shall indemnify Mr. Opsal (and his heirs, executors and administrators) to the to fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a trustee, director or officer of the Bank (whether or not he was a trustee, director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and reasonable attorneys' fees and the cost of reasonable settlements (such settlements must be approved by the Bank's Board). If such action, suit or proceeding is brought against Mr. Opsal in his capacity as an officer, trustee or director of the Bank, however, such indemnification shall not extent to matters as to which Mr. Opsal is finally adjudged to be liable for willful misconduct in the performance of his duties.

     7. Adequate Consideration. Mr. Opsal and the Bank agree that the Settlement Pay constitutes adequate and ample consideration for the rights and claims that Mr. Opsal is waiving under this Separation Agreement. Mr. Opsal further agrees that the Settlement Pay shall be in lieu of any other compensation or benefits to which Mr. Opsal may be entitled or may claim to be entitled, except as specified herein.

     8. Binding  Arbitration.  In the event that either party  institutes  legal proceedings to enforce the terms of this Separation Agreement, it is specifically understood and agreed that such a claim shall be submitted to final and binding arbitration pursuant to the rules of the American Arbitration Association, and that except for any claims under the Age Discrimination in Employment Act, the prevailing party shall recover its costs and reasonable attorney's fees incurred in such arbitration proceeding.

     9. Non-Admission of Liability. Each party acknowledges that the other is entering into this Separation Agreement voluntarily to end their relationship in a professional manner, and that in making this Separation Agreement, neither party admits that it has done anything wrong to the other.

     10. Amendment and Termination. Mr. Opsal and the Bank agree that this Separation Agreement cannot be amended or terminated except by a writing executed by both of the parties hereto or their respective administrators, trustees, personal representatives, and successors.

     11. Miscellaneous.

     (a) Severability. If any provision of this Separation Agreement, or any part of any provision of this Separation Agreement, is found to be invalid by a court of competent jurisdiction, such shall not affect the validity of any other provision, or part thereof, of this Separation Agreement.

     (b) Governing Law. The parties further agree that this Separation Agreement is governed by the laws of the State of Iowa.

     (c) Entire Agreement. The Bank, the Company and Mr. Opsal agree that this Separation Agreement constitutes their entire final understanding and agreement with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements, or representations concerning all matters directly, indirectly, or collaterally related to the subject matter of this Separation Agreement, including, but not limited to, the Employment Agreement.

     12. Acknowledgement.

MR. OPSAL ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND UNDERSTANDS THIS SEPARATION AGREEMENT AND AGREES THAT THE BANK HAS NOT MADE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN. MR. OPSAL ALSO ACKOWLEDGES THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING REGARDING THE TERMS OF THIS SEPARATION AGREEMENT; THAT HE HAS BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER THE TERMS OF THIS SEPARATION AGREEMENT, AND THAT IF HE SIGNS THIS SEPARATION AGREEMENT BEFORE THE TWENTY-ONE DAY PERIOD, HE DOES SO KNOWINGLY AND VOLUNTARILY. MR. OPSAL ALSO ACKNOWLEDGES THAT HE ENTERS INTO THIS SEPARATION AGREEMENT VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE, AND WITHOUT PRESSURE OR COERCION. MR. OPSAL FURTHER ACKNOWLEDGES THAT HE HAS HAD SUFFICIENT TIME TO CONSIDER THIS SEPARATION AGREEMENT AND CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO EXECUTING THIS SEPARATION AGREEMENT.

MR. OPSAL ALSO ACKNOWLEDGES THAT HE MAY REVOKE THIS SEPARATION AGREEMENT WITHIN SEVEN DAYS FOLLOWING HIS SIGNATURE ON THIS SEPARATION AGREEMENT BY DELIVERING WRITTEN NOTIFICATION OF SUCH REVOCATION TO MICHAEL DOSLAND, THE PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE BANK. THIS SEPARATION AGREEMENT BECOMES EFFECTIVE ON THE EIGHTH DAY AFTER MR. OPSAL SIGNS THIS SEPARATION AGREEMENT. SAID REVOCATION IS NOT EFFECTIVE UNLESS IT IS RECEIVED BY MR. DOSLAND DURING THE 7-DAY PERIOD.

     IN WITNESS WHEREOF, the Bank and Mr. Opsal have executed this Separation Agreement and General Release.

                                        FIRST FEDERAL BANK



July 6, 2006                       By:     /s/ Michael Dosland
                                           -------------------
Date                                       Michael W. Dosland
                                           Chief Executive Officer

                                         FIRST FEDERAL BANKSHARES, INC.



July 6, 2006                        By:    /s/ Michael Dosland
                                            -------------------
Date                                        Michael W. Dosland
                                            Chief Executive Officer

July 6, 2006                        By:    /s/ Steven L. Opsal
                                            -------------------
                                            Steven L. Opsal